SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release ("Agreement"), effective as of the date described in Section 12 below (the “Effective Date”), is made and entered into by and between Washington Real Estate Investment Trust ("Company") and Taryn Fielder ("Executive").

WHEREAS, Executive has been employed by Company as its Senior Vice President, General Counsel & Corporate Secretary; and

WHEREAS, the parties have agreed upon a mutual separation whereby Executive has in consequence thereof tendered her resignation; and

WHEREAS, the parties desire to resolve amicably all matters between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation and Return of Property: Company and Executive have agreed upon a mutual separation effective as of February 25, 2022 (the “Resignation Date”) and Executive hereby resigns from all employment, officer and/or director positions she holds with Company and any of its subsidiaries and other affiliated entities (collectively “Affiliates”) effective as of the Resignation Date. Executive will execute all documents requested by Company to effectuate such resignation(s). Executive will promptly return all property of Company and its Affiliates, and all copies, excerpts or summaries of such property, in her possession, custody or control. Executive shall be permitted to retain any documents evidencing her terms of employment and/or compensation without violation hereof.

2. Final Paycheck and Severance Payment: Regardless of whether or not Executive signs this Agreement, Company will pay Executive for all earned but unpaid salary and vacation as of the Resignation Date in accordance with its payroll practices and applicable law.

In exchange for, and conditioned upon, Executive’s compliance with, and her fulfillment of her obligations under this Agreement, Company will provide to Executive the following payments and benefits, in each case subject to Section 15 and Executive’s execution and non-revocation of this Agreement under Section 12:

A.Severance Payment: Executive will receive a one-time, lump-sum payment of $121,153.85, less required withholdings and deductions (the “Severance Payment”), paid within fifteen (15) days of the Effective Date; and

B.Treatment of SERP, LTIP, and STIP: For purposes of calculating payments and benefits which Company will provide to Executive under each of the Washington Real Estate Investment Trust Supplemental Executive Retirement Plan, as amended from time to time (the “SERP”), the Washington Real Estate Investment Trust Amended and Restated Executive Officer Long-Term Incentive Plan (the “LTIP”), and the Washington Real Estate Investment Trust Amended and Restated Executive Officer Short-Term Incentive Plan (the “STIP”), including any outstanding unvested equity awards issued thereunder, the following shall apply effective as of, and contingent upon, the Effective Date:

a.For purposes of the SERP, Executive shall be treated as though Executive’s employment was terminated “without cause” and the terms of the SERP covering the effect of a “termination without cause” shall be given effect.
b.For purposes of the 2022 performance period under the STIP, Executive shall receive a cash payment equal to the prorated amount of Executive’s target bonus opportunity under the STIP, with such proration calculated based on the number of calendar days from January 1 to the Resignation Date, which amount shall be paid within fifteen (15) days of the Effective Date.
c.For purposes of the Shareholder Return Equity Grant under each of the 2020-2022 LTIP cycle, the 2021-2023 LTIP cycle, and the 2022-2024 LTIP cycle, on or within thirty (30) days of the Effective Date, Executive shall receive an award of fully vested shares based on the actual levels of achievement of the applicable shareholder return measures as of the Resignation Date, with the number of shares determined based on the closing price on the Resignation Date and prorated based on the number of calendar days in the applicable LTIP performance period through the Resignation Date, and otherwise calculated and determined in accordance with the terms of the LTIP.
d.For purposes of the Strategic Goals Equity Grant under the 2020-2022 LTIP cycle and the 2022-2024 LTIP cycle, on or within thirty (30) days of the Effective Date, Executive shall receive an award of fully vested shares equal to the prorated amount of Executive’s target level for the Strategic Goals Equity Grant, with the number of shares determined based on the closing price on the Resignation Date and prorated based on the number of calendar days in the applicable LTIP performance period through the Resignation Date, and otherwise calculated and determined in accordance with the terms of the LTIP.
e.Any other equity awards that have been previously granted but not yet vested, including those granted under the STIP and LTIP and the shares granted in connection with Executive’s employment shall become fully vested and settled to Executive as of the Effective Date.

It is understood and agreed that in accepting the benefits set forth in Section 2 above,

Executive will forfeit any rights she may have to any other form of compensation from the Company, including without limitation any compensation under the Company’s Executive Officer Severance Pay Plan. No amount referenced in this Agreement is subject to reduction or mitigation except as specifically provided for herein, provided that all amounts payable hereunder are subject to applicable tax withholding.

3. Benefits: Except as expressly provided otherwise in this Agreement, Executive's entitlement to, participation in, and accrual of, all other salary, compensation or benefits from Company shall cease as of the Resignation Date, except that Executive shall have such rights in such benefits as are required by law and plan documents, including without limitation, Executive’s vested benefits, in accordance with and to the extent permitted by applicable plan documents. Executive may be eligible to participate in a healthcare continuation coverage program such as under COBRA or any similar state medical and dental insurance continuation coverage program if Executive timely elected such COBRA continuation coverage. Should Executive sign and not revoke this Agreement and elect COBRA continuation coverage, the Company will, as additional consideration for the obligations and promises contained herein, subsidize Executive’s COBRA continuation coverage for five (5) months (the “COBRA Coverage Period”). For purposes of this paragraph “subsidize” means that the Executive will receive payment from the Company equal to the lesser of (i) the Company’s portion of the group health plan premium or the Company’s cost of coverage for an active employee for employee only coverage, or (ii) the COBRA premium. The payments related to the subsidized COBRA continuation coverage shall be paid in equal monthly installments commencing within sixty (60) days following the Resignation Date provided that this Agreement is executed and not revoked.

4. References: Executive will direct all requests for employment references to either Company’s President & CEO or its Human Resources department. All responses to any request for reference shall state only Executive’s title, dates of service, that her resignation was by mutual agreement, and that she was in good standing as of her resignation date.

5. Releases.

A.     Executive Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Executive would normally be entitled upon resignation, Executive, on behalf of herself, her heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases Company and its Affiliates, and each of their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including without limitation based on any agreements between

Executive and the Company or based on her employment with Company and the termination thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the District of Columbia Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Executive represents that she has not filed or joined any such Claims, and she further agrees not to pursue or bring any such Claim seeking monetary or other relief. It is understood and agreed that this release does not apply to claims for breach of this Agreement or any grant referenced pursuant to this Agreement, Claims for any vested benefits or Claims that cannot be released by law including claims for unemployment insurance, worker’s compensation benefits, state disability compensation or previously vested benefits under any Company-sponsored benefits plan. Notwithstanding anything to the contrary herein, Company shall not be released from any obligations it may have under the Indemnification Agreement between Company and Executive dated March 29, 2017 (the “Indemnification Agreement”), which shall remain in full force and effect pursuant to its terms.

Notwithstanding anything to the contrary herein, Executive understands that nothing in this Agreement or any other agreement that Executive may have with the Company restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the Securities Exchange Commission and the federal Office of Occupational Health (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need the Company’s prior authorization to engage in such conduct.  Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (as defined herein) to any parties other than the Government Agencies. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

B.Company’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, Company and its Affiliates hereby forever release Executive, her heirs, executors, administrators, agents, representatives and assigns, from any and all Claims. This release includes without limitation Claims for breach of any contract or duty; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; claims for overpaid compensation; Claims relating to benefits: Claims for attorneys’ fees and costs; and all other Claims under any federal, state or local law or cause of action. Company represents that it has not filed any such Claims, and it further agrees not to assert or file any such Claims in the future. It is understood and agreed that the foregoing release does not apply to claims for breach of this Agreement, Claims that cannot be released by law, or Claims for fraud, embezzlement, intentional misconduct or any other malfeasance.

6. Reinstatement: Executive waives all claims for reinstatement or employment with Company and its Affiliates, and its and their successors and assigns, and she agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.

7. Confidentiality:    Except as necessary to enforce or effectuate this Agreement or as required by law or otherwise to satisfy SEC filing or disclosure requirements (it being understood that Company intends to file this Agreement or a summary of this Agreement with the SEC), or to the extent Company in good faith deems necessary in communications with analysts and institutional investors of real estate investment trusts, the parties agree to in good faith endeavor to keep this Agreement, the existence of this Agreement, and the terms of this Agreement confidential and not to initiate any disclosures of it. Subject to the foregoing, Executive shall not initiate any disclosure of the same to any third party except as necessary to her attorneys, financial advisors, accountants, future employer and immediate family members (and only on the condition that they maintain such confidentiality until and unless such Agreement is publicly disclosed). Also subject to the foregoing, Company shall not initiate any disclosure of the same to any third party except its board of directors, executive officers, attorneys, accountants and employees responsible for effectuating the Agreement (and only on the condition that they maintain such confidentiality and Company guarantees such confidentiality until and unless such Agreement is publicly disclosed). Notwithstanding the foregoing, if either party is asked about the reasons for Executive’s resignation, they may state in substance that Executive voluntarily resigned from her employment or words substantially to that effect.

8. Nondisparagement and Nonassistance: Executive agrees not to provide any disparaging information relating to Company or any of its Affiliates or its or their past, present or future management, officers, trustees or Executives to any person or entity, and she agrees to the extent permitted by law not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Company or any of its Affiliates except as may be required by law or legal process. Nothing herein prohibits Executive from reporting alleged violations to the SEC or other government agencies, although Executive is not aware of any alleged violations as of the date she signed this Agreement. Company shall instruct its board of trustees, executive officers, any employee responsible for effectuating the Agreement and its Human Resources Department not to provide any disparaging information relating to Executive to any person or entity who is not a party to this Agreement, and it agrees to the extent permitted by law not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Executive, except as may be required by law or legal process.

9. Cooperation: Executive agrees to reasonably cooperate with Company upon request by answering questions and providing information about matters of which she has personal knowledge, including without limitation any litigations, investigations or other legal proceedings. In the event that Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request and with due regard for her personal and professional schedule, provide reasonable cooperation and assistance to Company, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. Company will reimburse Executive for all reasonable and necessary expenses she incurs in complying with this Section 9, provided said expenses are reasonable and necessary and approved by Company in advance. Notwithstanding anything to the contrary herein, Executive’s obligations under this Section 9 shall not (other than on an immaterial basis) interfere with Executive’s full-time employment with another Company and shall not require Executive to engage in the practice of law.

10. Nondisclosure and Nonsolicitation: Executive shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 10, “Confidential Information” means information Executive obtained through or as a consequence of her employment with Company relating to Company’s business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it. During the period prior to the Resignation Date and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly for herself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, a) solicit any person who then is or was at any time in the preceding six (6) month period employed by Company as an employee or independent contractor, unless such person was terminated by the Company, to resign from Company or, to accept employment as an employee or independent contractor with any other person or entity (provided no breach of this provision shall occur by reason of a hire resulting from a general solicitation); or b) solicit any person or entity who then is or was at any time in the preceding six (6) month period in a business relationship with Company to end or curtail such relationship or to engage in business of the type engaged in by Company with another person or entity. Executive agrees that these restrictions are reasonable and necessary for the protection of Company’s business, good will and Confidential Information. Executive further agrees that in the event she is found to have materially breached any provision in this Section 10, Company shall be entitled to seek to claw back the severance payments and seek injunctive relief in addition to such other relief as a court may deem proper.

11. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect (it being understood that the Indemnification Agreement shall remain in full force and effect pursuant to its terms). This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 10 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded her or its reasonable attorneys’ fees and costs.

12. Consultation and Consideration: Company hereby advises Executive to consult with an attorney at her own expense prior to signing this Agreement. Executive may take up to twenty-one (21) days from the date she is given this Agreement to consider it, but she may sign it sooner if she wishes. If she signs the Agreement, she will have a period of seven (7) days to revoke her signature (the "Revocation Period"). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Executive exercising her right of revocation (the "Effective Date"). Any notice of revocation must be in writing and must be received by Ian Kessler at ikessler@washreit.com prior to the expiration of the Revocation Period. If Executive signs this Agreement, she represents that she has had sufficient time to consider it, and that she enters into it knowingly and voluntarily with full understanding of its meaning and effect. If Executive does not sign this Agreement by 11:59 p.m. on March 22, 2022, this Agreement shall be deemed null and void.

13. Governing Law:    This Agreement shall be construed exclusively in accordance with the laws of the District of Columbia, without regard to the principles of conflicts of laws therein.

14. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Executive may not assign any right or obligation hereunder without Company’s prior written consent. Company may assign its rights and obligations here under to any successor in interest.

15. Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement.

16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument. A signature transmitted by email shall be considered an original signature.

17. Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

Executive has had an opportunity to carefully review and consider this Agreement with an attorney, and she has had sufficient time to consider it. After such careful consideration, she knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

TARYN FIELDER    WASHINGTON REAL ESTATE
    INVESTMENT TRUST

/s/ Taryn Fielder     By: /s/ Stephen E. Riffee
Signature
Title: Chief Financial Officer

Date: March 5, 2022     Date: March 7, 2022